Exhibit 99.1


             Simtek to acquire the assets of the nvSRAM product line
                           from ZMD for cash and stock

Colorado Springs, CO, December 7, 2005 - Simtek Corporation, (OTCBB:SRAM) the inventor, pioneer, and world's leading supplier of advanced nonvolatile static random access memory (nvSRAM) products, announced the signing of a definitive agreement with Zentrum Mikroelektronik Dresden AG ("ZMD") for Simtek to purchase certain assets related to ZMD's nvSRAM product line. The transaction will have the following benefits to Simtek:

     o Simtek's position as the #1 supplier of nvSRAM products will be strengthened

     o Access to additional Tier 1 customers especially in Europe - marketing efforts in Europe will be increased

     o The Company's engineering team will be strengthened with world class expertise from the nvSRAM design team of ZMD joining the firm

     o    The transaction is expected to be accretive in the first year

     o Simtek will regain sole ownership of certain proprietary nvSRAM intellectual property and will gain access to certain ZMD patents

     o The deal will cost $8 million in cash and $2 million in stock and includes more than $1 million in shippable inventory

     o This is one of several steps on the roadmap to growth and increasing shareholder value

In the transaction, Simtek will regain sole ownership of its patents and technical information used by ZMD on SONOS-based standard product memory architectures previously licensed by Simtek to ZMD and will gain a license to other ZMD patents and technical information pertaining to SONOS-based nvSRAMs as





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derivative technology invented by ZMD as they used Simtek's previously licensed
IP. ZMD will be permitted use of certain Simtek intellectual property in its embedded-function system-on-chip products like ASSPs and ASICs. At closing, Simtek and ZMD will enter into a 5-year non-compete agreement.

Simtek will purchase inventory of certain products to be sold to both former ZMD and current Simtek customers. The Company expects to benefit from the related revenue stream generated from this inventory without significant additional working capital required. Simtek has previously indicated that it sees revenue growth in 2006 in the range of 40% to 50%. The acquisition of the revenue stream from this transaction combined with growth in the company's baseline business could more than double the Company's revenue from 2005 to 2006.

Simtek will establish a European design, customer service and support center in Dresden, Germany. Top caliber designers are being hired from ZMD to support Simtek's product development roadmap. Simtek plans to use the new design team to accelerate product development and introduction of innovative new products designed for its 0.25 micron fab at DongbuAnam Semiconductor and also targeted to the 0.13 micron fab at Cypress.

"ZMD has been a formidable competitor for several years. They have expanded adoption of nvSRAMs especially in Tier 1 customers in Europe. Simtek is excited about this opportunity to enlarge its business and offer more goods and services to an expanded customer base in the US, Asia, and especially in Europe," stated Harold A. Blomquist, President and Chief Executive Officer of Simtek. "This will immediately expand Simtek's baseline business and market reach and, since we are adding very little additional cost to support this business, is expected to speed up the company's return to sustainable profitability," Blomquist also said.

Based on the Company's planned stock structure the transaction is expected to be accretive to earnings. ZMD had sales of approximately $7.5 million of nvSRAM products in the past 12 months. Simtek anticipates that the additional unit volume will result in a larger scale over which Simtek can optimize its business operations, thus providing improved operating margins.

Simtek was advised on the transaction by SVB Alliant. As previously announced, C.E. Unterberg, Towbin has been retained to assist the Company in raising capital. Closing of the transaction is contingent upon Simtek having secured the financing and capital resources necessary to consummate the transaction as well as other customary closing conditions.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Private Securities Litigation Reform Act of 1995, and are subject to various risks, uncertainties and assumptions. These statements are based on management's current expectations about Simtek, ZMD and the proposed transaction and include, but are not limited to, statements about the accretive nature of the proposed transaction, the ability of Simtek to leverage the assets acquired following the closing of the proposed transaction, Simtek's ability to return to profitability, the timing of the closing of the proposed transaction or the occurrence of other closing conditions. These statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. The risks, uncertainties and assumptions that may affect the ability of the parties to consummate the proposed transaction and successfully execute the business model thereafter, include, but are not limited to, the failure to (a) successfully integrate the assets acquired from ZMD, (b) compete successfully in a highly competitive





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nvSRAM environment or (c) retain the designers and other administrators to be hired in Germany, as well as the factors disclosed in Simtek's filings with the U.S. Securities and Exchange Commission, available via Simtek's website at http://www.simtek.com. Simtek does not undertake any obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

IR Contact:
Sheldon Lutch
Fusion IR & Communications
212-268-1816
sheldon@fusionir.com

Company Contact:
Brian Alleman
719-590-6548
info@simtek.com